Exhibit 99.1

News Release

Pioneer Natural Resources Announces New Executive Management Responsibilities

Dallas, Texas, October 7, 2020 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced the realignment of certain members of Pioneer’s Management Committee. These changes are effective January 1, 2021 and support the Company’s continued goals to deliver long-term shareholder value.

Richard (“Rich”) P. Dealy, currently Executive Vice President and Chief Financial Officer (CFO), has been named President and Chief Operating Officer. Rich has served as CFO since 2004, overseeing a myriad of teams, both financial and operational, during his tenure. Rich has been an invaluable leader in many roles during his 28 years with the Company. He initially joined Parker and Parsley, a predecessor to Pioneer, in 1992. Rich graduated with honors from Eastern New Mexico University with a Bachelor of Business Administration degree in Accounting and Finance.

Neal H. Shah, currently Vice President (VP), Investor Relations, has been named Senior Vice President and Chief Financial Officer. Neal has served as VP, Investor Relations since joining Pioneer in 2017 and has been instrumental in shaping and communicating the Company’s corporate strategy. He has over 15 years of experience in finance and investment management including VP at Nuveen Asset Management, as well as financial positions at various investment banks. Neal earned his Bachelor of Science degree in Electrical Engineering from Louisiana State University and holds a Master of Business Administration degree from the University of Chicago Booth School of Business.

Elizabeth (“Beth”) A. McDonald, currently Vice President, Permian Strategic Planning and Field Development (SPFD), has been named Senior Vice President, SPFD and Marketing. Beth has served as VP, SPFD since 2019 and has been impactful in her many roles, including VP, South Texas Asset Team, during her 15 years at Pioneer. She initially joined Pioneer in 2005. Beth holds a Bachelor of Science in Petroleum Engineering from Texas A&M University in College Station.

Chief Executive Officer (CEO) Scott D. Sheffield stated, “When I returned as CEO in 2019 it was clear the shale model was undergoing a rapid transformation. Pioneer responded by evolving its business strategy, culminating in the new investment framework we outlined in August that focused on strong returns, low leverage, significant free cash flow and return of capital to shareholders. These management changes enhance Pioneer’s ability to execute our plan, driving value for shareholders.

I would like to recognize Rich, Neal and Beth on their new appointments. Their collective experience, commitment and impact to Pioneer have been pivotal in securing Pioneer’s leading operational and financial position. I look forward to working with Rich, Neal and Beth in their new roles over the coming years. I am confident that Pioneer has a bright future as we work to supply low-cost energy to the world while adhering to the highest environmental standards.”

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Company Contacts:

Investors

Neal Shah - 972-969-3900

Tom Fitter - 972-969-1821

Michael McNamara - 972-969-3592

Media and Public Affairs

Tadd Owens - 972-969-5760